EXHIBIT 10.3

PROMISSORY NOTE

EUR 1,000,000 (One million Euros)	10th January 2017

FOR VALUE RECEIVED, the undersigned Nexeon Medsystems Belgium S.p.r.l., a company incorporated under the laws of Belgium, having its registered office at Rue du Bois St-Jean 15/1 4102 Seraing, registered with the Belgian Companies Register (BCE) under number 0525.673.682 (the "Maker"), hereby unconditionally promises to pay to or to the order of Nexeon Medsystems Europe S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) having its registered office at 33, rue du Puits Romain, L-8070 Bertrange, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies register under number B 210009 (the “Holder”), in lawful money the principal sum of EUR 1,000,000 (one million Euros), plus simple interest (“Interest”) on the principal thereof from time to time outstanding at the rate of 5% (five percent) per annum (based upon a 365-day year) (the "Interest Rate") from the date hereof until such principal is fully paid and satisfied pursuant to the terms and conditions of the loan agreement by and between the Holder, as lender, and Maker, as borrower, dated on or about January 10, 2017 (the “Loan Agreement”) as secured by that certain Security Agreement between the Holder, as secured party, and Maker, as grantor, dated on or about January 10, 2017 (the “Security Agreement”). Payments under this promissory note (the “Note”) shall be made by wire transfer to a bank account designated in writing by the Holder, or in such other manner as the parties shall mutually agree.

1.	Principal and Interest. Principal and Interest shall be due and payable as follows: Interest shall be due and payable on the Maturity Date. The interest rate will be set at the execution of this Note and reset quarterly thereafter beginning on April 1, 2017. If any payment of principal or interest falls on a Saturday, Sunday or legal holiday in the jurisdiction of the Holder, such payment shall be made on the next business day. The principal amount of this Note and all accrued and unpaid Interest shall be due and payable on December 31, 2017 (“Maturity Date”).

2.	Events of Default. If Maker fails timely to make payment of any amount due hereunder and shall not cure such failure within twenty (20) calendar days after written notice from Holder (such failure constituting an “Event of Default”), then at the option of Holder, the entire principal balance hereof, all accrued and unpaid Interest and all other applicable fees, costs and charges, if any, shall at once become due and payable, and Maker hereby waives any rights of exemption and waives presentment, protest and demand and notice of protest, demand or dishonor and nonpayment of this Note, and consents that Holder shall have the right without notice to grant any extension or extensions of time for payment of this Note or any part hereof or any other indulgences or forbearances whatsoever, or may release any security which may have been given for this Note without in any way affecting the liability of any other party for the payment of this Note. Furthermore, upon an Event of Default, Holder may exercise any rights or remedy which it has available at law or in equity or by statute, and all of Holder’s rights and remedies shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of Holder, and same may be exercised as often as occasion therefore shall occur. The failure to exercise any such right or remedy shall not be construed as a waiver or release thereof. Nothing herein contained shall be construed as limiting Holder to the remedies set forth herein.

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3.	Severability. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

4.	Modifications and Amendments. This Note may not be changed orally, but only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

5.	Collection Fees. In the event Holder incurs any costs or expenses, and including reasonable attorney’s fees, in collecting any amount due under this Note, Maker agrees to pay all such amounts to Holder’s order upon demand.

6.	No Offset, Deduction or Counter Claim. The due payment and performance of Maker’s obligations hereunder shall be without regard to any counter claim, right of set-off, or any other deduction whatsoever which Maker may have or assert against Holder and without regard to any other obligations of any nature whatsoever which Holder may have to Maker, and no such claim, right or deduction shall be asserted by Maker in any action for payment and performance of Maker’s obligations hereunder. If Maker is compelled by law or otherwise to make any such deduction then Maker shall pay such additional amount as will result in the receipt by Holder of the full amount due hereunder.

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7.	Maker’s Power and Authority. Maker warrants and represents that it has full power and authority, and the legal right, to execute, deliver and perform this Note and that this Note constitute valid and binding obligations of Maker.

8.	Governing Law; Binding Effect. This Note, and any non-contractual obligations arising out of or connection with it, shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg and shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

9.	Assignment. This Note may be assigned by the Holder without consent of, but with notice to, the Maker.

10.	Prepayment. This Note may be prepaid by Maker at any time, or in part from time to time, without penalty, by payment of principal and Interest accrued thereon. Any partial prepayment is to be first credited to accrued Interest and then to the instalment of principal last to mature.

* * * Signature Page Follows * * *

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IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed on the date first above written.

Nexeon Medsystems Belgium S.p.rl.,

Signature:	/s/ William Rosellini
Name:	William Rosellini
Title:	CEO

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